DelMar Pharmaceuticals, Inc.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors of DelMar Pharmaceuticals, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DelMar Pharmaceuticals, Inc. (the “Company”) as of June 30, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, change in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2018 and 2017, and the results of its consolidated operations and its consolidated cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.
Vancouver, Canada
September 21, 2018

except for Note 11, as to which the date is

May 8, 2019

DelMar Pharmaceuticals, Inc. Consolidated Balance Sheets

(in US dollars unless otherwise noted)

	Note	June 30, 2018 $	June 30, 2017 $
Assets
Current assets
Cash and cash equivalents		5,971,995	6,586,014
Prepaid expenses and deposits	8	1,034,930	1,208,122
Interest, taxes and other receivables		39,519	76,595
		7,046,444	7,870,731
Intangible assets – net		28,411	40,290
		7,074,855	7,911,021
Liabilities
Current liabilities
Accounts payable and accrued liabilities		1,478,086	1,182,312
Related party payables	6	160,429	88,957
Current portion of derivative liability	4	—	33,091
		1,638,515	1,304,360
Derivative liability	4	1,117	28,137
		1,639,632	1,332,497
Stockholders’ equity
Preferred stock
Authorized
5,000,000 shares, $0.001 par value
Issued and outstanding
278,530 Series A shares at June 30, 2018 (June 30, 2017 – 278,530)	3,5	278,530	278,530
881,113 Series B shares at June 30, 2018 (June 30, 2017 – 881,113)	5	6,146,880	6,146,880
1 special voting share at June 30, 2018 (June 30, 2017 – 1)		—	—
Common stock
Authorized
7,000,000 shares (June 30, 2017 – 5,000,000), $0.001 par value
2,296,667 issued at June 30, 2018 (June 30, 2017 – 1,450,963)	5	2,297	1,451
Additional paid-in capital	5	43,198,193	36,678,344
Warrants	5	8,229,482	4,570,574
Accumulated deficit		(52,441,337)	(41,118,433)
Accumulated other comprehensive income		21,178	21,178
		5,435,223	6,578,524
		7,074,855	7,911,021

Going concern, nature of operations, and corporate history (note 1)

Subsequent events (note 11)

The accompanying notes are an integral part of these consolidated financial statements.

DelMar Pharmaceuticals, Inc. Consolidated Statements of Operations and Comprehensive Loss

(in US dollars unless otherwise noted)

	Note	Year ended June 30, 2018 $	Year ended June 30, 2017 $
Expenses
Research and development	6	7,132,952	5,003,640
General and administrative	6	4,041,711	3,317,189

		11,174,663	8,320,829

Other loss (income)
Change in fair value of stock option and derivative liabilities	4,5	(60,111)	(245,963)
Foreign exchange loss		57,003	7,355
Interest income		(33,243)	(457)

		(36,351)	(239,065)

Net and comprehensive loss for the year		11,138,312	8,081,764

Computation of basic loss per share
Net and comprehensive loss for the year		11,138,312	8,081,764
Series B Preferred stock dividend	5	176,236	790,454
		11,314,548	8,872,218

Basic and fully diluted loss per share		5.42	7.36

Basic weighted average number of shares		2,086,142	1,204,708

The accompanying notes are an integral part of these consolidated financial statements.

DelMar Pharmaceuticals, Inc. Consolidated Statements of Changes in Stockholders’ Equity

(in US dollars unless otherwise noted)

	Number of shares	Common stock $	Additional paid-in capital $	Accumulated other comprehensive income $	Preferred stock $	Warrants $	Accumulated deficit $	Stockholders’ equity $
Balance – June 30, 2016	1,118,702	1,119	28,843,173	21,178	6,572,785	1,658,382	(32,237,859)	4,858,778

Issuance of shares and warrants – net of issue costs	276,923	277	4,981,093	—	—	2,950,737	—	7,932,107
Shares issued for services	6,000	6	563,994	—	—	—	—	564,000
Warrants issued for services	—	—	—	—	—	81,602	—	81,602
Reclassification of stock option liability	—	—	260,969	—	—	—	—	260,969
Warrants exercised for cash	23,953	24	908,399	—	—	(120,147)	—	788,276
Cashless exercise of warrants	59	—	5,159	—	—	—	—	5,159
Amendment of warrants (note 4)	—	—	53,006	—	—	—	—	53,006
Stock option expense	—	—	124,747	—	—	—	—	124,747
Conversion of Series B preferred stock to common stock	5,281	5	147,370	—	(147,375)	—	—	—
Series A preferred cash dividend (note 3)	—	—	—	—	—	—	(8,356)	(8,356)
Series B preferred stock dividend	20,045	20	790,434	—	—	—	(790,454)	—
Loss for the year	—	—	—	—	—	—	(8,081,764)	(8,081,764)

Balance – June 30, 2017	1,450,963	1,451	36,678,344	21,178	6,425,410	4,570,574	(41,118,433)	6,578,524

Issuance of shares and warrants – net of issue costs	800,000	800	5,371,693	—	—	3,572,843	—	8,945,336
Shares issued for services	863	1	8,581	—	—	—	—	8,582
Warrants issued for services	—	—	—	—	—	192,400	—	192,400
Warrants exercised for cash (note 5)	25,000	25	418,810	—	—	(106,335)	—	312,500
Stock option expense	—	—	495,925	—	—	—	—	495,925
Performance stock unit expense	—	—	48,624	—	—	—	—	48,624
Series A preferred cash dividend (note 3)	—	—	—	—	—	—	(8,356)	(8,356)
Series B preferred stock dividend	19,841	20	176,216	—	—	—	(176,236)	—
Loss for the year	—	—	—	—	—	—	(11,138,312)	(11,138,312)

Balance – June 30, 2018	2,296,667	2,297	43,198,193	21,178	6,425,410	8,229,482	(52,441,337)	5,435,223

The accompanying notes are an integral part of these consolidated financial statements.

DelMar Pharmaceuticals, Inc. Consolidated Statements of Cash Flows

(in US dollars unless otherwise noted)

		Years ended June 30,
	Note	2018 $	2017 $
Cash flows from operating activities
Loss for the year		(11,138,312)	(8,081,764)
Items not affecting cash
Amortization of intangible assets		24,528	16,683
Change in fair value of stock option and derivative liabilities	4,5	(60,111)	(245,963)
Shares issued for services	5	8,582	564,000
Warrants issued for services	5	192,400	81,602
Stock option expense	5	495,925	124,747
Performance stock unit expense	5	48,624	—

Changes in non-cash working capital
Prepaid expenses and deposits	8	173,192	(1,063,991)
Interest, taxes and other receivables		37,076	(58,208)
Accounts payable and accrued liabilities		295,774	598,310
Related party payables	6	71,472	45,513
		(9,850,850)	(8,019,071)

Cash flows from investing activities
Intangible assets – website development costs		(12,649)	(20,956)
		(12,649)	(20,956)
Cash flows from financing activities
Net proceeds from the issuance of shares and warrants	5	8,945,336	7,932,107
Proceeds from the exercise of warrants	5	312,500	545,026
Series A preferred stock dividend	5	(8,356)	(8,356)

		9,249,480	8,468,777

(Decrease) increase in cash and cash equivalents		(614,019)	428,750

Cash and cash equivalents – beginning of year		6,586,014	6,157,264

Cash and cash equivalents – end of year		5,971,995	6,586,014

Supplementary information (note 9)

The accompanying notes are an integral part of these consolidated financial statements.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

1       Going concern, nature of operations, and corporate history

Going concern

These consolidated financial statements have been prepared on a going concern basis which assumes that DelMar Pharmaceuticals, Inc. (the “Company”) will continue its operations for the foreseeable future and contemplates the realization of assets and the settlement of liabilities in the normal course of business.

For the year ended June 30, 2018, the Company reported a loss of $11,138,312, and a negative cash flow from operations of $9,850,850. The Company had an accumulated deficit of $52,441,337 as of June 30, 2018. As of June 30, 2018, the Company has cash and cash equivalents on hand of $5,971,995. The Company is in the development stage and has not generated any revenues to date. The Company does not have the prospect of achieving revenues until such time that its product candidate is commercialized, or partnered, which may not ever occur. In the near future, the Company will require additional funding to maintain its clinical trials, research and development projects, and for general operations. These circumstances indicate substantial doubt exists about the Company’s ability to continue as a going concern.

Consequently, management is pursuing various financing alternatives to fund the Company’s operations so it can continue as a going concern. Management plans to secure the necessary financing through the issue of new equity and/or the entering into of strategic partnership arrangements. The Company may tailor its drug candidate development program based on the amount of funding the Company is able to raise in the future. Nevertheless, there is no assurance that these initiatives will be successful.

These financial statements do not give effect to any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Nature of operations

The Company is a clinical-stage drug development company with a focus on the treatment of cancer that is conducting clinical trials in the United States with its product candidate, VAL-083, as a potential new treatment for glioblastoma multiforme, the most common and aggressive form of brain cancer. The Company has also acquired certain commercial rights to VAL-083 in China where it is approved as a chemotherapy for the treatment of chronic myelogenous leukemia and lung cancer. In order to accelerate the Company’s development timelines, the Company leverages existing clinical and commercial data from a wide range of sources. The Company may seek marketing partnerships in order to generate future royalty revenue.

The address of the Company’s administrative offices is Suite 720 – 999 West Broadway, Vancouver, British Columbia, V5Z 1K5 with clinical operations located at 3485 Edison Way, Suite R, Menlo Park, California, 94025.

Corporate history

The Company is a Nevada corporation formed on June 24, 2009 under the name Berry Only Inc. On January 25, 2013 (the “Reverse Acquisition Closing Date”), the Company entered into and closed an exchange agreement (the “Exchange Agreement”), with Del Mar Pharmaceuticals (BC) Ltd. (“Del Mar (BC)”), 0959454 B.C. Ltd. (“Callco”), and 0959456 B.C. Ltd. (“Exchangeco”) and the security holders of Del Mar (BC). Upon completion of the Exchange Agreement, Del Mar (BC) became a wholly-owned subsidiary of the Company (the “Reverse Acquisition”).

DelMar Pharmaceuticals, Inc. is the parent company of Del Mar (BC), a British Columbia, Canada corporation incorporated on April 6, 2010, which is a clinical stage company with a focus on the development of drugs for

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

1       Going concern, nature of operations, and corporate history (cont.)

the treatment of cancer. The Company is also the parent company to Callco and Exchangeco which are British Columbia, Canada corporations. Callco and Exchangeco were formed to facilitate the Reverse Acquisition.

References to the Company refer to the Company and its wholly-owned subsidiaries, Del Mar (BC), Callco and Exchangeco.

2       Significant accounting policies

Reverse Stock Split

On May 16, 2016, the Company filed a Certificate of Change with the Secretary of State of Nevada that effected a 1-for-4 (1:4) reverse stock split of its common stock, par value $0.001 per share. The reverse split became effective on May 20, 2016. Pursuant to the Certificate of Change, the Company’s authorized common stock was decreased in the same proportion as the split resulting in a decrease from 20,000,000 authorized shares of common stock to 5,000,000 shares authorized. The par value of its common stock was unchanged at $0.001 per share, post-split. All common shares, warrants, stock options, conversion ratios, and per share information in these consolidated financial statements give retroactive effect to the 1-for-4 reverse stock split. The Company’s authorized and issued preferred stock was not affected by the split.

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and are presented in United States dollars. The Company’s functional currency is the United States dollar.

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below and have been consistently applied to all years presented.

Consolidation

The consolidated financial statements of the Company include the accounts of Del Mar (BC), Callco, and Exchangeco as at and for the years ended June 30, 2018 and 2017. Intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions about future events that affect the reported amounts of assets, liabilities, expenses, contingent assets and contingent liabilities as at the end of, or during, the reporting period. Actual results could significantly differ from those estimates. Significant areas requiring management to make estimates include the derivative liability, the valuation of equity instruments issued for services, and clinical trial accruals. Further details of the nature of these assumptions and conditions may be found in the relevant notes to these consolidated financial statements.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities from the purchase date of three months or less that can be readily convertible into known amounts of cash. Cash and cash equivalents are held at recognized Canadian and United States financial institutions. Interest earned is recognized in the consolidated statement of operations and comprehensive loss.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

2       Significant accounting policies (cont.)

Foreign currency translation

The functional currency of the Company at June 30, 2018 and 2017 is the United States dollar. Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign-currency denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange losses or gains in the consolidated statement of operations and comprehensive loss. Non-monetary assets and liabilities are translated at historical exchange rates. Expenses are translated at average exchange rates during the period. Exchange gains and losses are included in consolidated statement of operations and comprehensive loss for the period.

Current and deferred income taxes

The Company follows the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Income taxes are accounted for using the asset and liability method of accounting. Deferred income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases and for loss carry-forwards. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax laws, or rates, is included in earnings in the period that includes the enactment date. When realization of deferred income tax assets does not meet the more-likely-than-not criterion for recognition, a valuation allowance is provided.

Financial instruments

The Company has financial instruments that are measured at fair value. To determine the fair value, the Company uses the fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use to value an asset or liability and are developed based on market data obtained from independent sources. Unobservable inputs are inputs based on assumptions about the factors market participants would use to value an asset or liability. The three levels of inputs that may be used to measure fair value are as follows:

•        Level one — inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities;

•        Level two — inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals; and

•        Level three — unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The Company’s financial instruments consist of cash and cash equivalents, taxes and other receivables, accounts payable and accrued liabilities, related party payables and derivative liability. The carrying values of cash and cash equivalents, taxes and other receivables, accounts payable and accrued liabilities, and related party payables approximate their fair values due to the immediate, or short-term, maturity of these financial instruments.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

2       Significant accounting policies (cont.)

Derivative liability

The Company accounts for certain warrants under the authoritative guidance on accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock, on the understanding that in compliance with applicable securities laws, the warrants require the issuance of securities upon exercise and do not sufficiently preclude an implied right to net cash settlement. The Company classifies these warrants on its balance sheet as a derivative liability which is fair valued at each reporting period subsequent to the initial issuance. The Company has used a binomial model as well as a Black-Scholes Option Pricing Model (based on a closed-form model that uses a fixed equation) to estimate the fair value of the share warrants. Determining the appropriate fair-value model and calculating the fair value of warrants requires considerable judgment. Any change in the estimates (specifically probabilities and volatility) used may cause the value to be higher or lower than that reported. The estimated volatility of the Company’s common stock at the date of issuance, and at each subsequent reporting period, is based on the historical volatility of the Company. The risk-free interest rate is based on rates published by the government for bonds with a maturity similar to the expected remaining life of the warrants at the valuation date. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

a)      Fair value of derivative liability

The derivative is not traded in an active market and the fair value is determined using valuation techniques. The Company uses judgment to select a variety of methods to make assumptions that are based on specific management plans and market conditions at the end of each reporting period. The Company uses a fair value estimate to determine the fair value of the derivative liability. The carrying value of the derivative liability would be higher, or lower, as management estimates around specific probabilities change. The estimates may be significantly different from those amounts ultimately recorded in the consolidated financial statements because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market. All changes in the fair value are recorded in the consolidated statement of operations and comprehensive loss each reporting period. This is considered to be a Level 3 financial instrument as volatility is considered a Level 3 input.

The Company has the following liabilities under the fair value hierarchy:

	June 30, 2018
Liability	Level 1	Level 2	Level 3
Derivative liability	$—	$—	$1,117
	June 30, 2017
Liability	Level 1	Level 2	Level 3
Derivative liability	$—	$—	$61,228

Intangible assets

Website development costs

Website development costs are stated at cost less accumulated amortization. The Company capitalizes website development costs associated with graphics design and development of the website application and infrastructure. Costs related to planning, content input, and website operations are expensed as incurred. The Company amortizes website development costs on a straight-line basis over three years. At June 30, 2018, the total capitalized cost was $79,910 (2017 – $67,261) and the Company has recognized $24,528 and $16,683, respectively, in amortization expense during the years ended June 30, 2018 and 2017.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

2       Significant accounting policies (cont.)

Patents

Expenditures associated with the filing, or maintenance of patents, licensing or technology agreements are expensed as incurred. Costs previously recognized as an expense are not recognized as an asset in subsequent periods. Once the Company has achieved regulatory approval, patent costs will be deferred and amortized over the remaining life of the related patent.

Research and development costs (including clinical trial expenses and accruals)

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with research and development. Research and development expenses also include third-party development and clinical trial expenses noted bel0w. Such costs related to research and development are included in research and development expense until the point that technological feasibility is reached which, for the Company’s drug candidate, is generally shortly before the drug is approved by the relevant food and drug administration. Once technological feasibility is reached, such costs will be capitalized and amortized to cost of revenue over the estimated life of the product.

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other service providers who conduct specific research for development activities on behalf of the Company. The amount of clinical trial expenses recognized in a period related to service agreements is based on estimates of the work performed on an accrual basis. These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts. The Company monitors these factors by maintaining regular communication with the service providers. Differences between actual expenses and estimated expenses recorded are adjusted for in the period in which they become known. Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

Research and development costs are expensed in the period incurred. As at June 30, 2018 and 2017, all research and development costs have been expensed.

Shares for services

The Company has issued equity instruments for services provided by employees and non-employees. The equity instruments are valued at the fair value of the instrument granted.

Stock options

The Company accounts for these awards under Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”). ASC 718 requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the requisite service period for awards expected to vest. Compensation expense for unvested options to non-employees is revalued at each period end and is being amortized over the vesting period of the options. The determination of grant-date fair value for stock option awards is estimated using the Black-Scholes model, which includes variables such as the expected volatility of the Company’s share price, the anticipated exercise behavior of its grantee, interest rates, and dividend yields. These variables are projected based on the Company’s historical data, experience, and other factors. Changes in any of these variables could result in material adjustments to the expense recognized for share-based payments. Such value is recognized as expense over the requisite service period, net of actual forfeitures, using the accelerated attribution method. The Company recognizes forfeitures as they occur. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results, or updated estimates, differ from current estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

2       Significant accounting policies (cont.)

Performance stock units

The Company also accounts for performance stock units (PSU’s) under ASC 718. ASC 718 requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the requisite service period for awards expected to vest. As vesting of the PSU’s is based on a number of factors, the determination of the grant-date fair value for PSU’s has been estimated using a Monte Carlo simulation approach which includes variables such as the expected volatility of the Company’s share price and interest rates to generate potential future outcomes. These variables are projected based on the Company’s historical data, experience, and other factors. Changes in any of these variables could result in material adjustments to the expense recognized for the PSUs. Such value is recognized as expense over the derived service period using the accelerated attribution method. The estimation of PSUs that will ultimately vest requires judgment, and to the extent actual results, or updated estimates, differ from current estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised.

Comprehensive income

In accordance with ASC 220, “Comprehensive Income” (“ASC 220”), all components of comprehensive income, including net loss, are reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net loss and other comprehensive (income) loss, including foreign currency translation adjustments, are reported, net of any related tax effect, to arrive at comprehensive income. No taxes were recorded on items of other comprehensive income.

Loss per share

Income or loss per share is calculated based on the weighted average number of common shares outstanding. For the years ended June 30, 2018 and 2017 diluted loss per share does not differ from basic loss per share since the effect of the Company’s warrants, stock options, performance stock units, and convertible preferred shares is anti-dilutive. As at June 30, 2018, potential common shares of 1,690,810 (2017 – 774,976) related to outstanding warrants and stock options, 120,000 (2017 – 0) relating to performance stock units, and 220,279 (2017 – 220,279) relating to outstanding Series B convertible preferred shares were excluded from the calculation of net loss per common share because their inclusion would be anti-dilutive.

Segment information

The Company identifies its operating segments based on business activities, management responsibility and geographical location. The Company operates within a single operating segment being the research and development of cancer indications, and operates primarily in one geographic area, being North America. The Company is conducting one clinical trial in China but the planned expenses to be incurred over the course of the study are not expected to be significant. All of the Company’s assets are located in either Canada or the United States.

Recent accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

2       Significant accounting policies (cont.)

Recently adopted

Accounting Standards Board (“ASU”) 2016-09 — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting

The amendments in this update change existing guidance related to accounting for employee share-based payments affecting the income tax consequences of awards, classification of awards as equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual periods, with early adoption permitted. The adoption of ASU 2016-09 did not have a material impact on our results of operations or financial condition.

Not yet adopted

ASU 2016-01 — Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

The updated guidance enhances the reporting model for financial instruments and requires entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, and the separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements. The guidance is effective for annual reporting periods beginning after December 15, 2017. The adoption of ASU 2016-01 is not expected to have a material impact on our results of operations or financial condition.

ASU 2017-09 — Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting

The amendments in this update provide guidance about which changes to the terms, or conditions of a stock-based payment award, require an entity to apply modification accounting in Topic 718. The amendments in ASU 2017-09 are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. The Company is currently evaluating the potential impact of the adoption of this standard.

ASU 2017-11 — I. Accounting for Certain Financial Instruments with Down Round Features, II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Non-public Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception

The amendments in this update are intended to reduce the complexity associated with the accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, a down round feature would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. In addition, the indefinite deferral of certain provisions of Topic 480 have been re-characterized to a scope exception. The re-characterization has no accounting effect. ASU 2017-11 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.Early adoption is permitted. The Company is currently evaluating the potential impact of the adoption of this standard.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

2       Significant accounting policies (cont.)

ASU 2016-02 — Leases (Topic 842)

The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the consolidated balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the potential impact of the adoption of this standard.

ASU 2018-07 — Stock Compensation (Topic 718) Improvements to Nonemployee Shares-based payment Accounting

The amendments in this update are intended to the reduce cost and complexity and to improve financial reporting for share-based payments issued to nonemployees. The ASU expands the scope of Topic 718, Compensation — Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to nonemployees for goods and services. The existing guidance on nonemployee share-based payments is significantly different from current guidance for employee share-based payments. This ASU expands the scope of the employee share-based payments guidance to include share-based payments issued to nonemployees. By doing so, the FASB improves the accounting of nonemployee share-based payments issued to acquire goods and services used in its own operations. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the potential impact of the adoption of this standard.

3       Valent Technologies LLC agreements

One of the Company’s officers is a principal of Valent Technologies, LLC (“Valent”) and as result Valent is a related party to the Company.

On September 12, 2010, the Company entered into a Patent Assignment Agreement (the “Valent Assignment Agreement”) with Valent pursuant to which Valent transferred to the Company all of its rights, title and interest in and to the patents for VAL-083 owned by Valent. The Company now owns all rights and title to VAL-083 and is responsible for the drug’s further development and commercialization. In accordance with the terms of the Valent Assignment Agreement, Valent is entitled to receive a future royalty on all revenues derived from the development and commercialization of VAL-083. In the event that the Company terminates the agreement, the Company may be entitled to receive royalties from Valent’s subsequent development of VAL-083 depending on the development milestones the Company has achieved prior to the termination of the Valent Assignment Agreement.

On September 30, 2014, the Company entered into an exchange agreement (the “Valent Exchange Agreement”) with Valent and Del Mar (BC). Pursuant to the Valent Exchange Agreement, Valent exchanged its loan payable in the outstanding amount of $278,530 (including aggregate accrued interest to September 30, 2014 of $28,530), issued to Valent by Del Mar (BC), for 278,530 shares of the Company’s Series A Preferred Stock. The Series A Preferred Stock has a stated value of $1.00 per share (the “Series A Stated Value”) and is not convertible into common stock. The holder of the Series A Preferred Stock is entitled to dividends at the rate of 3% of the Series A Stated Value per year, payable quarterly in arrears. For each of the years ended June 30, 2018 and 2017 the Company recorded $8,356 related to the dividend paid to Valent. The dividends have been recorded as a direct increase in accumulated deficit.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

3       Valent Technologies LLC agreements (cont.)

During the year ended June 30, 2017, Valent exercised 12,500 common stock purchase warrants that had been issued to Valent pursuant to the Valent Assignment Agreement. The exercised warrants represented all warrants that had been issued to Valent. The warrants were exercised at $15.40 per share (CA $20.00) for total proceeds of $192,075.

4       Derivative liability

The Company has issued common stock purchase warrants. Based on the terms of certain of these warrants the Company determined that the warrants were a derivative liability which is recognized at fair value at the date of the transaction and remeasured at fair value each reporting period with the changes in fair value recorded in the consolidated statement of operations and comprehensive loss.

2013 Investor Warrants

During the quarter ended March 31, 2013 the Company issued an aggregate of 328,125 units at a purchase price of $32.00 per unit, for aggregate gross proceeds of $10,500,000. Each unit consisted of one share of common stock and one five-year warrant (the “2013 Investor Warrants”) to purchase one share of common stock at an initial exercise price of $32.00. The exercise price of the 2013 Investor Warrants is subject to adjustment in the event that the Company issues common stock at a price lower than the exercise price, subject to certain exceptions. The 2013 Investor Warrants are redeemable by the Company at a price of $0.04 per 2013 Investor Warrant at any time subject to the conditions that (i) the Company’s common stock has traded for twenty (20) consecutive trading days with a closing price of at least $64.00 per share with an average trading volume of 50,000 shares per day, and (ii) the underlying shares of common stock are registered for resale.

As a result of the financing completed by the Company during the three months ended September 30, 2015, the exercise price of all of the 2013 Investor Warrants was reduced from $32.00 to $31.40. As a result of the financing completed by the Company during the three months ended September 30, 2017, the exercise price of certain of the 2013 Investor Warrants was further reduced from $31.40 to $26.80. The change in exercise price did not result in a material change in the fair value of the derivative liability. All of the 2013 Investor Warrants giving rise to their respective portion of the derivative liability have expired as of June 30, 2018.

2013 Investor Warrant exercises

During the year ended June 30, 2017, 6,010 of the 2013 Investor Warrants were exercised at an exercise price of $31.40 per share. Also, 500 of the previously amended 2013 Investor Warrants were exercised. The Company received proceeds of $204,659 from these exercises. The warrants that have been exercised were revalued at their respective exercise dates and then the reclassification to equity was recorded resulting in $238,474 of the derivative liability being reclassified to equity.

There were no exercises of 2013 Investor Warrants during the year ended June 30, 2018.

2013 Investor Warrant amendments

During the year ended June 30, 2017, 1,594 of the 2013 Investor Warrants were amended. As a result, the Company has reclassified $53,006 from the derivative liability to equity. The 2013 Investor Warrants were revalued to their respective amendment dates and were then reclassified to equity.

There were no amendments of 2013 Investor Warrants during the year ended June 30, 2018.

2015 Agent Warrants

As part of the Company’s financing completed in a prior period, the Company issued warrants to purchase 2,348 shares of common stock to certain placement agents (“2015 Agent Warrants”) and recognized them as

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

4       Derivative liability (cont.)

a derivative liability of $29,594 at the time of issuance. The 2015 Agent Warrants are exercisable at a per share price equal to $30.00 until July 15, 2020. During the year ended June 30, 2017, 68 of the 2015 Agent Warrants were exercised for cash proceeds of $2,040 and 100 of the 2015 Agent Warrants were exercised on a cashless basis for 59 shares of common stock. The total reclassification to equity subsequent to revaluation at the respective exercise dates was $9,935.

There were no exercises of the 2015 Agent Warrants during the year ended June 30, 2018.

The Company’s derivative liability is summarized as follows:

	Years ended June 30,
	2018 $	2017 $
Opening balance	61,228	693,700
Change in fair value of warrants	(60,111)	(331,057)
Reclassification to equity upon amendment of warrants	—	(53,006)
Reclassification to equity upon exercise of warrants	—	(248,409)

Closing balance	1,117	61,228
Less current portion	—	(33,091)

Long-term portion	1,117	28,137

The derivative liability consists of the following warrants as at June 30, 2018 and 2017:

	Year ended June 30, 2018
	Number of warrants	$
Warrants issued for services	4,375	—
2015 Agent warrants	2,177	1,117

Closing balance	6,552	1,117
Less current portion	—	—

Long-term portion	6,552	1,117
	Year ended June 30, 2017
	Number of warrants	$
2013 investor warrants	10,513	33,091
Warrants issued for services	4,375	4,468
2015 Agent warrants	2,177	23,669

Closing balance	17,065	61,228
Less current portion	(10,513)	(33,091)

Long-term portion	6,552	28,137

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency)

Preferred stock

Authorized

5,000,000 preferred shares, $0.001 par value

Issued and outstanding

Special voting shares – at June 30, 2018 and 2017 – 1

Series A shares – at June 30, 2018 – 278,530 (June 30, 2017 – 278,530)

Series B shares – at June 30, 2018 – 881,113 (June 30, 2017 – 881,113)

Series B Preferred Shares

During the year ended June 30, 2016, the Company issued an aggregate of 902,238 shares of Series B Preferred Stock at a purchase price of at $8.00 per share. Each share of Series B Preferred Stock is convertible into 0.25 shares of common stock equating to a conversion price of $32.00 (the “Conversion Price”) and will automatically convert to common stock at the earlier of 24 hours following regulatory approval of VAL-083 with a minimum closing bid price of $80.00 or five years from the final closing date. The holders of the Series B Preferred Stock are entitled to an annual cumulative, in arrears, dividend at the rate of 9% payable quarterly. The 9% dividend accrues quarterly commencing on the date of issue and is payable quarterly on June 30, September 30, December 31, and March 31 of each year commencing on June 30, 2016. Dividends are payable solely by delivery of shares of common stock, in an amount for each holder equal to the aggregate dividend payable to such holder with respect to the shares of Series B Preferred Stock held by such holder divided by the Conversion Price. The Series B Preferred Stock does not contain any repricing features. Each share of Series B Preferred Stock entitles its holder to vote with the common stock on an as-converted basis.

In addition, the Company and the holders entered into a royalty agreement, pursuant to which the Company will pay the holders of the Series B Preferred Stock, in aggregate, a low, single-digit royalty based on their pro rata ownership of the Series B Preferred Stock on products sold directly by the Company or sold pursuant to a licensing or partnering arrangement (the “Royalty Agreement”).

Upon conversion of a holder’s Series B Preferred Stock to common stock, such holder shall no longer receive ongoing royalty payments under the Royalty Agreement but will be entitled to receive any residual royalty payments that have vested. Rights to the royalties shall vest during the first three years following the applicable closing date, in equal thirds to holders of the Series B Preferred Stock on each of the three vesting dates, upon which vesting dates such royalty amounts shall become vested royalties.

Pursuant to the Series B Preferred Stock dividend, during the year ended June 30, 2018, the Company issued 19,841 (2017 – 20,045) shares of common stock and recognized $176,236 (2017 – $790,454) as a direct increase in accumulated deficit. During the year ended June 30, 2018, a total of 0 (2017 – 21,125) shares of Series B Preferred Stock were converted for an aggregate 0 (2017 – 5,281) shares of common stock.

A total of 881,113 (2017 – 881,113) shares of Series B Preferred Stock are outstanding as of June 30, 2018, such that a total of 220,279 (2017 – 220,279) shares of common stock are issuable upon conversion of the Series B Preferred Stock as at June 30, 2018. Converted shares are rounded up to the nearest whole share.

Series A Preferred Shares

Effective December 31, 2014 pursuant to the Company’s Valent Exchange Agreement (note 3), the Company filed a Certificate of Designation of Series A Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of Nevada. Pursuant to the Series A Certificate of Designation, the Company designated 278,530 shares of preferred stock as Series A Preferred Stock. The shares of Series A Preferred Stock have a

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency) (cont.)

stated value of $1.00 per share (the “Series A Stated Value”) and are not convertible into common stock. The holder of the Series A Preferred Stock is entitled to dividends at the rate of 3% of the Series A Stated Value per year, payable quarterly in arrears. Upon any liquidation of the Company, the holder of the Series A Preferred Stock will be entitled to be paid, out of any assets of the Company available for distribution to stockholders, the Series A Stated Value of the shares of Series A Preferred Stock held by such holder, plus any accrued but unpaid dividends thereon, prior to any payments being made with respect to the common stock.

Special voting shares

In connection with the Exchange Agreement (note 1), on the Reverse Acquisition Closing Date, the Company, Callco, Exchangeco and Computershare Trust Company of Canada (the “Trustee”) entered into a voting and exchange trust agreement (the “Trust Agreement”). Pursuant to the Trust Agreement, Company issued one share of Special Voting Preferred Stock (the “Special Voting Share”) to the Trustee, and the parties created a trust for the Trustee to hold the Special Voting Share for the benefit of the holders of the shares of Exchangeco acquired as part of the Reverse Acquisition (the “Exchangeable Shares”) (other than the Company and any affiliated companies) (the “Beneficiaries”). Pursuant to the Trust Agreement, the Beneficiaries will have voting rights in the Company equivalent to what they would have had they received shares of common stock in the same amount as the Exchangeable Shares held by the Beneficiaries.

In connection with the Exchange Agreement and the Trust Agreement, on January 17, 2013, the Company filed a certificate of designation of Special Voting Preferred Stock (the “Special Voting Certificate of Designation”) with the Secretary of State of Nevada. Pursuant to the Special Voting Certificate of Designation, one share of the Company’s blank check preferred stock was designated as Special Voting Preferred Stock. The Special Voting Preferred Stock votes as a single class with the common stock and is entitled to a number of votes equal to the number of Exchangeable Shares of Exchangeco outstanding as of the applicable record date (i) that are not owned by the Company or any affiliated companies and (ii) as to which the holder has received voting instructions from the holders of such Exchangeable Shares in accordance with the Trust Agreement.

The Special Voting Preferred Stock is not entitled to receive any dividends or to receive any assets of the Company upon any liquidation, and is not convertible into common stock of the Company.

The voting rights of the Special Voting Preferred Stock will terminate pursuant to and in accordance with the Trust Agreement. The Special Voting Preferred Stock will be automatically cancelled at such time as the share of Special Voting Preferred Stock has no votes attached to it.

Common stock

Authorized

7,000,000 as at June 30, 2018 (2017 – 5,000,000) common shares, $0.001 par value

Issued and outstanding at June 30, 2018 – 2,296,667 (2017 – 1,450,963). The issued and outstanding common shares at June 30, 2018 include 91,276 (2017 –98,276) shares of common stock on an as-exchanged basis with respect to the Exchangeable Shares.

Public offering financings

Year ended June 30, 2018

On September 22, 2017 the Company completed a registered direct offering (the “2018 Registered Offering”) of an aggregate of 800,000 shares of common stock and warrants to purchase an additional 800,000 shares of common stock at a price of $12.50 per share and related warrant for gross proceeds of $10.0 million. The

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency) (cont.)

warrants have an exercise price of $12.50 per share, are immediately exercisable and have a term of exercise of five years (the “2018 Investor Warrants”).

The Company engaged a placement agent for the 2018 Registered Offering. Under the Company’s engagement agreement with the placement agent, the Company paid $800,000 in cash commission and other fees to the placement agent and issued warrants to purchase 40,000 shares of common stock to the placement agent (the “2018 Agent Warrants”). The 2018 Agent Warrants are exercisable at a per share price of $12.50 and have a term of exercise of five years.

In addition to the cash commission and other placement agent fees, the Company also incurred additional cash issue costs of $254,664 resulting in net cash proceeds of $8,945,336.

Year ended June 30, 2017

On April 12, 2017 the Company completed a registered public offering (the “2017 Public Offering”) of an aggregate of 276,923 shares of common stock and warrants to purchase an additional 207,692 shares of common stock at a price of $32.50 per share and related warrant for gross proceeds of approximately $9.0 million. The related warrants have an exercise price of $35.00 per share, are immediately exercisable, and have a term of exercise of five years (the “2017 Investor Warrants”).

The Company engaged a placement agent for the 2017 Public Offering. Under the Company’s engagement agreement with the placement agent, the Company agreed to pay up to an 8% cash commission and issue warrants to purchase shares of common stock (the “2017 Agent Warrants”) up to the number of shares of common stock equal to 5% of the aggregate number of shares issued in the 2017 Public Offering. Pursuant to the placement agent agreement the Company issued 13,846 2017 Agent Warrants. The 2017 Agent Warrants are exercisable at a per share price equal to $40.60 and have a term of exercise of five years.

In addition to the cash commission the Company also incurred additional cash issue costs of $347,897 resulting in net cash proceeds of $7,932,107. The 2017 Agent Warrants have been recognized as non-cash issue costs of $424,401. Including the fair value of the 2017 Agent Warrants, total issue costs were $1,492,298.

Shares issued for services

During the year ended June 30, 2018, the Company issued 863 (2017 – 6,000) shares of common stock for services resulting in the recognition of $8,582 (2017 – $564,000) in expense. All of the shares issued for services for the year ended June 30, 2018 have been recognized as general and administrative expense and all of the shares issued for services for the year ended June 30, 2017 have been recognized as research and development expense.

2017 Omnibus Incentive Plan

As approved by the Company’s stockholders at the annual meeting of stockholders held on April 11, 2018, on July 7, 2017, as amended on February 1, 2018, the Company’s board of directors approved adoption of the Company’s 2017 Omnibus Equity Incentive Plan (the “2017 Plan”). The board of directors also approved a form of Performance Stock Unit Award Agreement to be used in connection with grants of performance stock units (“PSUs”) under the 2017 Plan. Under the 2017 Plan, 780,000 shares of Company common stock are reserved for issuance, less the number of shares of common stock issued under the Del Mar (BC) 2013 Amended and Restated Stock Option Plan (the “Legacy Plan”) or that are subject to grants of stock options made, or that may be made, under the Legacy Plan. A total of 169,985 shares of common stock, net of forfeitures, have been issued under the Legacy Plan and/or are subject to outstanding stock options granted under the Legacy Plan, and a total of 92,698 shares

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency) (cont.)

of common stock have been issued under the 2017 Plan and/or are subject to outstanding stock options granted under the 2017 Plan. In addition, 120,000 PSU’s have been issued under the 2017 Plan leaving a potential 397,317 shares of common stock available for issuance under the 2017 Plan if all such options under the Legacy Plan were exercised and no new grants are made under the Legacy Plan. The maximum number of shares of Company common stock with respect to which any one participant may be granted awards during any calendar year is 8% of the Company’s fully diluted shares of common stock on the date of grant (excluding the number of shares of common stock issued under the 2017 Plan and/or the Legacy Plan or subject to outstanding awards granted under the 2017 Plan and/or the Legacy Plan). No award will be granted under the 2017 Plan on or after July 7, 2027, but awards granted prior to that date may extend beyond that date.

Performance stock units

The Company’s board of directors has granted PSUs under the 2017 Plan to the Company’s directors. The awards represent the right to receive shares of the Company’s common stock upon vesting of the PSU based on targets approved by the Company’s board of directors related to the Company’s fully diluted market capitalization. The PSUs vest at various fully diluted market capitalization levels with full vesting occurring upon the later of one year from the grant date and the Company achieving a fully diluted market capitalization of at least $500 million for five consecutive business days. The PSUs expire on July 7, 2022.

The following table sets forth the PSUs outstanding under the 2017 Plan as of June 30, 2018:

Number of PSUs outstanding
Balance – June 30, 2016 and 2017	—
Granted	140,000
Forfeited	(20,000)

Balance – June 30, 2018	120,000

The Company has recognized $48,624 (2017 – $0) in expense related to the PSUs during the year ended June 30, 2018 with all of it being recognized as general and administrative expense. As at June 30, 2018 there was $526,140 (2017 – $0) in unrecognized compensation expense that will be recognized over the next 3.24 years.

The PSUs have been valued using the following assumptions:

June 30, 2018
Dividend rate	0%
Volatility	79.0 to 82.5%
Risk-free rate	2.56% to 2.71%
Term – years	1.67 to 3.24

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency) (cont.)

Stock options

The following table sets forth the aggregate stock options outstanding under all plans as of June 30, 2018:

	Number of stock options outstanding	Weighted average exercise price
Balance – June 30, 2016	85,625	37.77
Granted	26,460	48.22

Balance – June 30, 2017	112,085	41.81
Granted	152,698	11.35
Forfeited	(2,100)	21.10

Balance – June 30, 2018	262,683	24.27

The following table summarizes stock options currently outstanding and exercisable under all plans at June 30, 2018:

Exercise price $	Number Outstanding at June 30, 2018	Weighted average remaining contractual life (years)	Number exercisable at June 30, 2018
7.00	5,451	9.98	—
8.70	12,000	9.34	7,000
9.80	83,647	9.89	—
10.60	3,600	9.79	—
11.70	30,000	4.66	12,500
15.50	2,500	3.92	2,500
20.00	13,125	3.27	13,125
21.10	15,900	8.26	6,300
29.60	4,500	6.60	4,500
32.00	3,000	0.92	3,000
37.60	4,500	7.61	3,499
40.00	1,250	1.25	1,250
41.00	4,000	8.36	2,111
42.00	41,250	4.56	41,250
44.80	3,000	7.61	2,250
49.50	22,460	6.07	15,182
53.20	8,000	7.85	5,556
61.60	1,500	4.75	1,500
92.00	3,000	4.92	3,000
	262,683		124,523

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency) (cont.)

Included in the number of stock options outstanding are 2,500 stock options granted at an exercise price of CA $20.00. The exercise prices for these stock options shown in the above table have been converted to $15.50 US$ using the period ending closing exchange rate. Certain stock options have been granted to non-employees and will be revalued at each reporting date until they have fully vested.

The stock options have been valued using a Black-Scholes pricing model using the following assumptions:

	June 30, 2018	June 30, 2017
Dividend rate	0%	0%
Volatility	72.4 to 87.1%	77.5% to 88.7%
Risk-free rate	1.49% to 2.86%	1.00% to 1.74%
Term – years	0.6 to 3.03	3.0

The Company has recognized the following amounts as stock option expense for the periods noted:

	Years ended June 30,
	2018 $	2017 $
Research and development	140,870	77,706
General and administrative	355,055	47,041

	495,925	124,747

All of the stock option expense of $495,925 (2017 – $124,747) for the years ended June 30, 2018 and 2017 has been recognized as additional paid in capital. The aggregate intrinsic value of stock options outstanding at June 30, 2018 was $0 (2017 – $56,783) and the aggregate intrinsic value of stock options exercisable at June 30, 2018 was $0 (2017 – $56,783). As at June 30, 2018 there was $527,271 in unrecognized compensation expense that will be recognized over the next 2.9 years. No stock options granted under the Plan have been exercised to June 30 2018. Upon the exercise of stock options new shares will be issued.

A summary of the status of the Company’s unvested stock options as at June 30, 2018 under all plans is presented below:

	Number of options	Weighted average exercise price $	Weighted average grant date fair value $
Unvested at June 30, 2016	14,102	31.71	17.25
Granted	26,460	48.22	26.11
Vested	(8,759)	46.81	24.83

Unvested at June 30, 2017	31,803	48.09	25.74
Granted	152,698	11.35	6.01
Vested	(44,241)	27.81	15.02
Forfeited	(2,100)	21.10	11.32

Unvested at June 30, 2018	138,160	14.39	7.63

The aggregate intrinsic value of unvested stock options at June 30, 2018 was $0 (2017 – $0). The unvested stock options have a remaining weighted average contractual term of 8.81 (2017 – 9.35) years.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency) (cont.)

Stock option modifications

During the year ended June 30, 2018, certain stock options were modified pursuant to a separation agreement with the Company’s former President and Chief Operating Officer. A total of 6,760 options had their vesting accelerated such that they became fully vested on December 22, 2017, resulting in additional stock option expense of $93,777. In addition, a total of 21,860 options were modified such that their remaining exercise period was increased from one year to three years, resulting in additional stock option expense of $28,561.

Also, during the year ended June 30, 2018, certain stock options were modified pursuant to the resignation of the Company’s former Chairman. A total of 1,500 options had their vesting accelerated such that they became fully vested on June 2, 2018, resulting in additional stock option expense of $679. In addition, a total of 4,500 (including the 1,500 whose vesting was accelerated) options were modified such that their remaining exercise period was increased from 90 days to one year, resulting in additional stock option expense of $2,182.

Stock option liability

Certain of the Company’s stock options have been issued in CA$. Of these, a portion was classified as a stock option liability which was revalued at each reporting date. During the year ended June 30, 2017, the Company amended 4,375 of these stock options held by five optionees such that the exercise price of the options was adjusted to be denominated in US$. No other terms of the stock options were amended. As a result of the amendment, the Company recognized $85,094 in stock option liability expense and $260,969 was reclassified to equity during the year ended June 30, 2017.

Warrants

	Number of warrants	Amount $
Balance – June 30, 2016	152,171	1,658,382

Issuance of 2017 Investor Warrants(i)	207,693	2,526,336
Issuance of 2017 Agent Warrants(i)	13,846	424,401
Exercise of Valent Warrants(ii)	(12,500)	(89,432)
Exercise of 2015 Investor Warrants(iii)	(4,875)	(30,715)
Warrants issued for services(iv)	4,140	81,602

Balance – June 30, 2017	360,475	4,570,574

Issuance of 2018 Investor and 2018 Agent Warrants(v)	840,000	3,572,843
Exercise of 2018 Investor Warrants(v)	(25,000)	(106,335)
Warrants issued for services(iv)	42,000	192,400

Balance – June 30, 2018	1,217,475	8,229,482
__________

i)        As part of the financing completed by the Company on April 12, 2017, the Company issued the 2017 Investor Warrants and the 2017 Agent Warrants. The 2017 Investor Warrants are exercisable at $35.00 until April 19, 2022 and the 2017 Agent Warrants are exercisable at $40.60 until April 12, 2022.

ii)       The Valent warrants were exercised at $15.40 (CA$20.00) for proceeds of $192,075.

iii)      The 2015 Investor Warrants are exercisable at a price of $30.00. The warrants expire on July 31, 2020. During the year ended June 30, 2018, nil (2017 – 4,875) warrants were exercised for proceeds of $0 (2017 – $146,250).

iv)      Warrants issued for services are exercisable at various prices and expire at the various dates noted in the table below.

v)       As part of the financing completed by the Company on September 22, 2017, the Company issued the 2018 Investor Warrants and the 2018 Agent Warrants. The 2018 Investor Warrants are exercisable at $12.50 until September 22, 2022 and the 2018 Agent Warrants are exercisable at $12.50 until September 20, 2022.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

5       Stockholders’ equity (deficiency) (cont.)

Certain of the Company’s warrants have been recognized as a derivative liability (note 4).

The following table summarizes the changes in the Company’s outstanding warrants as of June 30, 2018:

Description	Number
Balance – June 30, 2017	662,891

Issuance of 2018 Investor Warrants	800,000
Exercise of 2018 Investor Warrants	(25,000)
Issuance of 2018 Agent Warrants	40,000
Warrants issued for services	42,000
Expiry of dividend warrants	(81,250)
Expiry of 2013 Investor Warrants	(10,513)

Balance – June 30, 2018	1,428,128

The following table summarizes the Company’s outstanding warrants as of June 30, 2018:

Description	Number	Exercise price $	Expiry date
2018 Investor	775,000	12.50	September 22, 2022
2017 Investor	207,693	35.00	April 19, 2022
2015 Investor	97,900	30.00	July 31, 2020
2013 Investor – Amended	77,850	31.40	March 31, 2019
2013 Placement Agent	126,250	31.40	June 30, 2019
Issued for services	26,500	30.00	July 31, 2020 to February 1, 2021
Issued for services	6,000	17.80	January 25, 2023
Issued for services	36,000	11.70	February 27, 2023
Issued for services	4,375	70.40	September 12, 2018
Issued for services	4,140	59.30	February 27, 2020
2018 Agent	40,000	12.50	September 20, 2022
2017 Agent	13,846	40.60	April 12, 2022
2016 Agent	10,397	40.00	May 12, 2021 to June 8, 2021
2015 Agent	2,177	30.00	July 15, 2020
	1,428,128	20.80

6       Related party transactions

During the year ended June 30, 2018, the Company recognized a total expense of $311,683 relating to the settlement agreement with the Company’s former President and Chief Operating Officer. Amounts owed to related parties, including to the Company’s former President and Chief Operating Officer, are non-interest bearing and payable on demand.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

7       Current and deferred income taxes

For the years ended June 30, 2018, and 2017, the Company did not record a provision for income taxes due to a full valuation allowance against our deferred tax assets.

Significant components of the Company’s future tax assets and deferred tax liabilities are shown below:

	June 30, 2018 $	June 30, 2017 $
Deferred tax assets:
Non-capital losses carried forward	9,416,047	7,340,286
Capital losses carried forward	17,925	17,925
Financing costs	5,512	5,512
Scientific research and development	396,758	350,435
Scientific research and development – ITC	354,411	319,528
	10,190,653	8,033,686
Deferred tax liabilities:
Scientific research and development – ITC	(61,230)	(53,841)
	10,129,423	7,979,845
Valuation allowance	(10,129,423)	(7,979,845)

Net future tax assets	—	—

The income tax benefit of these tax attributes has not been recorded in these consolidated financial statements because of the uncertainty of their recovery. The Company’s effective income tax rate differs from the statutory income tax rate of 21% (2017 – 34%).

The differences arise from the following items:

	June 30, 2018 $	June 30, 2017 $
Tax recovery at statutory income tax rates	(3,063,036)	(2,747,800)
Permanent differences	290,722	(15,342)
Effect of rate differentials between jurisdictions	76,364	464,938
Impact of changes in income tax rates	138,516	—
Scientific research and development – ITC	(354,411)	—
Other	75,422	(62,962)
Change in valuation allowance	2,836,423	2,361,166

	—	—

As of June 30, 2018, the Company had combined US and Canadian net operating loss carryforwards of $34.7 million that begin expiring in 2029. In addition, the Company has non-refundable Canadian federal investment tax credits of $226,778 that expire between 2029 and 2038 and non-refundable British Columbia investment tax credits of $127,633 that expire between 2019 and 2028.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

7       Current and deferred income taxes (cont.)

The Tax Cuts and Jobs Act (“2017 Tax Act”) was enacted in December 2017. The 2017 Tax Act, among other things, reduces the U.S. federal corporate tax rate from 35% to 21%, effective January 1, 2018, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign earnings. The Company revalued our deferred tax assets as of June 30, 2018 based on a U.S. federal tax rate of 21%, which resulted in a reduction to our deferred tax assets of $138,516 fully offset by a reduction to the valuation allowance. The Company is not required to pay a one-time transition tax on earnings of our foreign subsidiary as the foreign subsidiary has an accumulated deficit.

8       Commitments and contingencies

The Company has the following obligations over the next five fiscal years ending June 30, 2023:

Clinical development

The Company has entered into contracts for drug manufacturing and clinical study management related to its Phase III clinical trial for a total of $654,829. While this trial has now been parked, certain costs related to the parking of this trial as well as manufacturing costs related to drug supply have been committed to by the Company. Pursuant to the commitment for clinical trial management, the Company has paid a total of $921,027 in deposits related to study initiation and certain study costs. These deposits are available to be applied against invoices received from the contract research organization but have not been netted against the Company’s commitments for the fiscal year ended June 30, 2018.

Office lease

The Company currently rents its offices on a month-to-month basis at a rate of $4,708 (CA$6,200) per month. During the year ended June 30, 2018, the Company recorded $58,434 as rent expense (2017 – $35,908).

9       Supplementary statement of cash flows information

	Year ended June 30, 2018	Year ended June 30, 2017
Series B Preferred Stock common stock dividend (note 5)	176,236	790,454
Non-cash issue costs (note 5)	148,087	424,401
Reclassification of derivative liability to equity upon the exercise of warrants (note 4)	—	248,409
Reclassification of derivative liability to equity upon the amendment of warrants (note 4)	—	53,006
Reclassification of stock option liability to equity upon settlement (note 5)	—	260,969
Conversion of Series B Preferred Stock to common stock (note 5)	—	147,375
Income taxes paid	—	—
Interest paid	—	—

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

10     Financial risk management

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Company’s income or valuation of its financial instruments.

The Company is exposed to financial risk related to fluctuation of foreign exchange rates. Foreign currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than the United Sates dollar, primarily general and administrative expenses incurred in Canadian dollars. The Company believes that the results of operations, financial position and cash flows would be affected by a sudden change in foreign exchange rates, but would not impair or enhance its ability to pay its Canadian dollar accounts payable. The Company manages foreign exchange risk by converting its US$ to CA$ as needed. The Company maintains the majority of its cash in US$. As at June 30, 2018, Canadian dollar denominated accounts payable and accrued liabilities exposure in US$ totaled $106,132.

a)      Foreign exchange risk

Foreign exchange risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. If foreign exchange rates were to fluctuate within +/-10% of the closing rate at year-end, the maximum exposure is $6,788.

Balances in foreign currencies at June 30, 2018 and 2017 are as follows:

	June 30, 2018 balances CA$	June 30, 2017 balances CA$
Trade payables	79,858	164,226
Cash	41,459	39,251
Interest, taxes, and other receivables	14,618	99,397

b)      Interest rate risk

The Company is subject to interest rate risk on its cash and cash equivalents and believes that the results of operations, financial position and cash flows would not be significantly affected by a sudden change in market interest rates relative to the investment interest rates due to the short-term nature of the investments. As at June 30, 2018, cash and cash equivalents held in by the Company was $5,971,995. The Company’s cash balance currently earns interest at standard bank rates. If interest rates were to fluctuate within +/-10% of the closing rate at year end the impact of the Company’s interest-bearing accounts will be not be significant due to the current low market interest rates.

The only financial instruments that expose the Company to interest rate risk are its cash and cash equivalents.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in raising funds to meet cash flow requirements associated with financial instruments. The Company continues to manage its liquidity risk based on the outflows experienced for the period ended June 30, 2018 and is undertaking efforts to conserve cash resources wherever possible. The maximum exposure of the Company’s liquidity risk is $1,638,515 as at June 30, 2018.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

10     Financial risk management (cont.)

Credit risk

Credit risk arises from cash and cash equivalents, deposits with banks, financial institutions, and contractors as well as outstanding receivables. The Company limits its exposure to credit risk, with respect to cash and cash equivalents, by placing them with high quality credit financial institutions. The Company’s cash equivalents consist primarily of operating funds with commercial banks. Of the amounts with financial institutions on deposit, the following table summarizes the amounts at risk should the financial institutions with which the deposits are held cease trading:

The maximum exposure of the Company’s credit risk is $39,519 at June 30, 2018 relating to interest, taxes, and other receivables. The credit risk related to uninsured cash and cash equivalents balances is $5,868,825 at June 30, 2018.

Cash and cash equivalents $	Insured amount $	Non-insured amount $
5,971,995	103,170	5,868,825

Concentration of credit risk

Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents.

The Company places its cash and cash equivalents in accredited financial institutions and therefore the Company’s management believes these funds are subject to minimal credit risk. The Company has no significant off-balance sheet concentrations of credit risk such as foreign currency exchange contracts, option contracts or other hedging arrangements.

11     Subsequent events

Reverse Stock Split

On May 7, 2019, the Company filed a Certificate of Change with the Secretary of State of Nevada that effected a 1-for-10 (1:10) reverse stock split of its common stock, par value $0.001 per share, which became effective on May 8, 2019. Pursuant to the Certificate of Change, the Company’s authorized common stock was decreased in the same proportion as the split resulting in a decrease from 70,000,000 authorized shares of common stock to 7,000,000 shares authorized. The par value of its common stock was unchanged at $0.001 per share, post-split. All common shares, warrants, stock options, conversion ratios, and per share information in these consolidated financial statements give retroactive effect to the 1-for-10 reverse stock split. The Company’s authorized and issued preferred stock was not affected by the split.

Rights Offering

Subsequent to June 30, 2018, the Company filed a registration statement relating to a rights offering for a maximum gross proceeds of $8.0 million. For every common share of stock owned (including each share of common stock issuable upon exercise of certain outstanding warrants) as of the record date, the stockholder will receive one basic subscription right, which gives the stockholder the opportunity to purchase one unit, consisting of one share of the Company’s Series C Preferred Stock and 0.50 warrants, for a price of $1,000 per Unit. The raising of any funds will not be assured until the closing of the offering which is expected to be in the first week of June 2019.

DelMar Pharmaceuticals, Inc. Notes to Consolidated Financial Statements June 30, 2018

(in US dollars unless otherwise noted)

11     Subsequent events (cont.)

Performance Stock Units

On April 30, 2019 the Company’s Board of Directors approved the cancellation of all 120,000 PSU’s outstanding at June 30, 2018.

2017 Omnibus Plan

On April 30, 2019 the Company’s Board of Directors also approved a temporary reduction in the reserve under the Company’s 2017 Plan. As a result, the 367,317 shares of common stock available for issuance under the 2017 Plan as of March 31, 2019 was reduced to 14,217. If the Company’s authorized common shares are increased at the 2019 annual meeting of stockholders, the reserve will be increased back to 367,317.